EXHIBIT 21.1

                                  SUBSIDIARIES


                                              State/Country of
Name                                           Incorporation       % Ownership
------------------------------------------    ----------------   ---------------

Flanders/CSC Corporation                      North Carolina        100.00%

Air Seal Filter Housings, Inc.                Texas                 100.00%

Precisionaire, Inc.                           Florida               100.00%

Flanders International Pte, Ltd.              Singapore             100.00%

Flanders Filters, Inc.                        North Carolina         98.86%

Airseal West, Inc.                            Utah                   80.00%

Flanders Airia Technologies, Inc.             North Carolina        100.00%

GFI, Inc.                                     Utah                  100.00%

S.R.I., Inc.                                  Utah                  100.00%

Flanders/Precisionaire Corp.                  North Carolina        100.00%

Flanders Realty Corp.                         North Carolina        100.00%

Flanders Airpure Products Company, LLC        North Carolina        100.00%(1)

Flanders Airia Technologies International     England               100.00%(2)
  Ltd.

Flanders Airpure Filter Sales and             North Carolina        100.00%
  Service, Inc.

Sierra Ridge Filter Corporation               California            100.00%

Eco-Air Products, Inc.                        California            100.00%

Industrias Seco de Tijuana, C.C.S.A. de C.V.  Mexico                100.00%(3)
_____________________

(1) 63% owned by Flanders Filters, Inc., 37% by the Company.
(2) Owned by Flanders Airia Technologies, Inc.
(3) Owned by Eco-Air Products, Inc.